Exhibit 5.5

1735 Market Street, 51st Floor Philadelphia, PA 19103-7599 TEL 215.665.8500 FAX 215.864.8999 www.ballardspahr.com

October 3, 2011

Host Hotels & Resorts, L.P.

IHP Holdings Partnership, L.P.

6903 Rockledge Drive, Suite 1500

Bethesda, MD 20817

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as Pennsylvania counsel to IHP Holdings Partnership, L.P., a Pennsylvania limited partnership (the “Company”), in connection with the Company’s proposed guarantee, along with certain other guarantors under the Indenture (as defined below), of $500,000,000 in aggregate principal amount of the Issuer’s 5 7/8% Series X Senior Notes due 2019 (the “Series X Exchange Notes”). The Series X Exchange Notes are to be issued by Host Hotels & Resorts, L.P., a Delaware limited partnership, (the “Issuer”), in connection with exchange offers to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Series X Exchange Notes will be guaranteed by the Company (the “Guarantee”), along with certain other guarantors. The Series X Exchange Notes, and the guarantees thereof, are to be issued pursuant to the Thirty-Ninth Supplemental Indenture to Amended and Restated Indenture with respect to 5 7/8% Series W Senior Notes due 2019 and the Series X Exchange Notes, dated as of May 11, 2011 (as may be further amended or supplemented from time to time, the “Indenture”), among the Issuer, the guarantors named therein and The Bank of New York Mellon, as successor trustee (the “Trustee”).

In our capacity as Pennsylvania counsel, we have examined copies of executed originals or of counterparts of the following documents, each dated the date hereof, unless otherwise noted:

(a) the Registration Statement;

(b) the Indenture (including the Guarantee contained therein);

Host Hotels & Resorts, L.P.

IHP Holdings Partnership, L.P.

October 3, 2011

(c) the Amended and Restated Indenture by and among HMH Properties, Inc., the guarantors and subsidiary guarantors named therein, and Marine Midland Bank, as trustee, dated as of August 5, 1998;

(d) the Company’s limited partnership agreement and certificate of limited partnership;

(e) a copy of the subsistence certificate issued by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania dated October 3, 2011 (the “Subsistence Certificate”); and

(f) the Resolutions without a Meeting of the Board of Managers of the Company, dated May 4, 2011, with respect to the issuance of the Guarantees, among other things.

The opinion given in paragraph 1 below is based solely upon the Subsistence Certificate.

We have reviewed such other documents and made such examinations of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials, and, as to matters of fact material to our opinion also without independent verification, on representations made in the Indenture and certificates and other inquiries of officers of the Company.

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the completeness of all documents reviewed by us. We have also assumed, without independent verification, (i) that the parties to the Indenture and the other agreements, instruments and documents executed in connection therewith, other than the Company, have the power (including, without limitation, corporate or limited liability company power where applicable) and authority to enter into and perform the Indenture and such other agreements, instruments and documents, (ii) the due authorization, execution and delivery by such parties, other than the Company, of the Indenture and such other agreements, instruments and documents and (iii) that the Indenture and such other agreements, instruments and documents constitute legal, valid and binding obligations of each such party, other than the Company, enforceable against each such other party in accordance with their respective terms.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Company is a limited partnership that is validly subsisting under the laws of the Commonwealth of Pennsylvania.

2. The Company has the limited partnership power to enter into and perform its obligations under the Indenture.

3. The Indenture (including the Guarantee contained therein) has been duly authorized, executed and delivered by the Company.

We express no opinion as to the law of any jurisdiction other than the Commonwealth of Pennsylvania.

Host Hotels & Resorts, L.P.

IHP Holdings Partnership, L.P.

October 3, 2011

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose without in each instance our prior written consent.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.5 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law as published in 53 Business Lawyer 831 (May 1998).

Very truly yours,

/s/ BALLARD SPAHR LLP